      As filed with the Securities and Exchange Commission on May 16, 1997
                                                     Registration No. 33-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          PACKAGING PLUS SERVICES, INC.
             (Exact name of registrant as specified in its charter)


     Nevada                                         11-2-81803
----------------------                           ----------------
(State or other juris-                           (I.R.S. Employer
 diction of incorpora-                            identification
 tion or organization)                               number)

20 South Terminal Drive
Plainview, New York                                   11803
----------------------                           ----------------
(Address of Principal                               (Zip Code)
 Executive Offices)

                          -----------------------------

                              CONSULTING AGREEMENT
                            (Full Title of the Plan)

                          -----------------------------

                                RICHARD ALTOMARE
                             CHIEF EXECUTIVE OFFICER
                          PACKAGING PLUS SERVICES, INC.
                             20 SOUTH TERMINAL DRIVE
                            PLAINVIEW, NEW YORK 11803
                                 (516) 349-1300
                          (Name, address and telephone
                          number, including area code,
                              of agent for service)

                          -----------------------------

                                    COPY TO:

                           Clifford A. Brandeis, Esq.
                          Zukerman Gore & Brandeis, LLP
                                900 Third Avenue
                            New York, New York 10022
                                 (212) 223-6700

                          -----------------------------

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                         Proposed   Proposed
                                         maximum    maximum
                         Amount          offering   aggregate  Amount of
Title of securities      to be           price per  offering   registration
to be registered         registered      Share(1)   price(1)   fee
--------------------------------------------------------------------------------

Class A Common Stock,    210,000         $1.25      $262,500.00  $79.55
par value
$.005 per share

----------
(1)               Calculated in accordance with Rule 457(c).

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)      General Plan Information

         (1) The name of the plan (the "Plan") is the Consulting Agreement (the "Agreement") made as of the 1st day of February, 1997, as amended on March 14, 1997 and April 24, 1997, by and between Packaging Plus Services, Inc. (the "Company" or "Registrant"), a Nevada corporation with offices at 20 South Terminal Drive, Plainview, New York 11803 and Mr. Rajiv Vohra ("Vohra"), an individual.

         610,000 shares of the Company's Class A Common Stock, par value $.005 per share (the "Common Stock"), are being issued pursuant to the Plan.

         (2) The general nature and purpose of the Agreement is for Vohra to provide public relations consulting services to the Registrant on a non-exclusive basis from time to time in a variety of capacities. The Agreement is effective for 24 months, and can be terminated at will by either party upon sixty (60) days prior written notice.

         (3) The Plan is not subject to any provisions of the Employee Retirement Income Securities of Act of 1974.

         (4) Additional information about the Plans may be obtained from:

                  Richard A. Altomare
                  Packaging Plus Services, Inc.
                  20 South Terminal Drive
                  Plainview, New York 11803
                  Telephone No.: (516) 349-1300

(b)      Securities to be Offered

         (1) 610,000 shares of the Company's Common Stock.

(c)      Employees Who May Participate in the Plan

         Vohra (the "Consultant") is the sole individual eligible to participate in the Plan.

(d)      Purchase of Securities Pursuant to the Plan and Payment for Securities
         Offered

         In exchange for providing his services pursuant to the Agreement, Vohra shall receive 40,000 shares of Common stock per month with respect to the eighth through seventeenth months of the term of the Agreement and 30,000 shares of Common Stock per month with respect to the eighteenth through twenty-fourth months of the term of the Agreement, for a total of 610,000 shares of Common Stock.

         There will be no reports issued to the Consultant in connection with the status of its accounts.

(e)      Resale Restrictions

         There are no restrictions on resale of the securities being registered pursuant to the Plan.


(f)      Tax Effects of Plan Participants

         The value of the shares shall be deemed to be ordinary income to the Consultant and a business expense for the Registrant.

(g)      Investment of Funds

         Not applicable.

(h)      Withdrawal from the Plan; Assignment of Interest

         Not applicable.

(i)      Forfeitures and Penalties

         In the event the Consultant fails to fulfill its obligations pursuant to the Plan, the Company shall have the right to seek recovery for any damages incurred.

(j)      Charges and Deductions and Liens Therefor

         Not applicable.

Item 2.  Registrant Information and Employee Plan Annual
         Information.

         The Registrant shall provide to Consultant without charge, upon its written or oral request, the documents incorporated by reference in Item 3 of
Part II of this Registration Statement. Such documents are incorporated by reference in the Section 10(a) prospectus. The Registrant shall also provide Consultant, without charge, upon its written or oral request, with all other documents required to be delivered to employees pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at its office at 20 South Terminal Drive, Plainview, New York 11803.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Class A Common Stock offered have been sold or which de-registers all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as to modified or superseded, to constitute a part of this registration statement.

         The following documents are incorporated in this Registration Statement by reference:

         (a) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1996 and December 31, 1996; the Registrant's current report on Form 8-K dated January 7, 1997; and the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996.

Item 4.  Description of Securities.

         Not required.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Registrant has adopted a provision in its By-laws requiring the Registrant to indemnify each of its directors and officers, as well as persons serving at the request of the Registrant as a director, officer, partner or trustee of another entity, who was, is, or is threatened to be made a party, as defined therein, to any third party proceeding, as defined therein, which provides indemnification of such individuals against their expenses, judgments, fines, penalties and amounts paid in settlement in connection with such third party proceeding provided (1) the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

         The Registrant's By-Laws further provide that the Registrant is required to indemnify each of its directors and officers who was or is an authorized representative of the Registrant and who was, is, or is threatened to be made a party to any "corporate proceeding," as defined therein, by reason of the fact that such person was or is an authorized representative of the Registrant against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Registrant. In such a proceeding, however, such indemnification is permitted against expenses only provided that if the officer or director is adjudged to be liable to the Registrant, no indemnification is permitted unless the court determines that he or she is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         The Registrant's Certificate of Incorporation provides in Article Six that none of its directors shall be personally liable to the Registrant or its stockholders as a director of the Registrant for monetary damages resulting from breaches of any duty owed as a director except that such provisions shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts of omissions not in good faith or which involve a knowing violation of law;
(iii) under Sections 76.295 and 78.300 of the Nevada General Corporation Law; or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Registrant's Certificate of Incorporation provides further in
Article 7 that all persons who the Registrant is empowered to indemnify pursuant to Nevada General Corporation Law shall be indemnified to the full extent permitted thereby.

         Section 7.752 of the Nevada General Corporation Law authorizes a corporation to indemnify officers, directors, employees and agents for costs in connection with civil and criminal threatened, pending, completed actions, suits and proceedings coextensive with the indemnification provisions set forth in the Registrant's By-Laws. The section also authorizes the advancement of expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding if provided by the corporation's articles of incorporation, by-laws or agreement.

Item 7.  Exemption from Registration Claimed.

         The securities were issued under the Plan in reliance upon the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended, as such issuance did not involve a public offering of securities.

Item 8.  Exhibits.

         (a) The exhibits to the registration statement are listed in the Index to Exhibits included on Page II-1 herein.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Plainview, State of New York on this 16th day of May, 1997.

                                                   PACKAGING PLUS SERVICES, INC.
                                                   -----------------------------


                                                By:/s/ Richard Altomare
                                                   -----------------------------
                                                   Richard Altomare, President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities and on the date indicated.

                                                   PACKAGING PLUS SERVICES, INC.


                                                By:/s/ Richard Altomare
                                                   -----------------------------
                                                   Richard Altomare, President

                                  EXHIBIT INDEX


Exhibit
Number                     Exhibit
------                     -------

1                          Consulting Agreement by and
                           between the Company and
                           Rajiv Vohra dated February
                           1, 1997, as amended on March
                           14, 1997 and April 24, 1997

2                          Consent of Independent
                           Auditors

                                    AGREEMENT


         This Agreement is made and entered into as of the 1st day of February, 1997, between Mr. Rajiv Vohra, (the "Advisor") and Packaging Plus Services, Inc., a Nevada Corporation, (the "Company").

         In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. The Company hereby engages the Advisor on a non-exclusive basis for the term specified in Paragraph 2 hereof to render consulting advice to the Company as a public relations specialist relating to corporate and similar matters upon the terms and conditions set forth herein. During the term of this Agreement, the Advisor and the Company intend to evaluate the possibilities for additional engagements that may be embodied in one or more separate written agreements. These agreements will be advantageous to the Advisor.

         2. Except as otherwise specified herein, this Agreement shall be effective for twelve (12) months from the date hereof, until it is terminated by either party upon sixty (60) days written notice received by either the Advisor or the Company.

         3. During the term of this Agreement, the Advisor shall provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, provided that the Advisor shall not be required to undertake duties not reasonably within the scope of the public relations advisory services contemplated by this Agreement. It is understood and acknowledged by the parties that the value of the Advisor's advice is not readily quantifiable, and that the Advisor shall be obligated to render advice upon the request of the Company, in good faith, but shall not be obligated to spend any specific amount of time in so doing. The advisor's duties may include, but will not necessarily be limited to, providing recommendations to the Company concerning the following public relations matters:

         A. Rendering advice and assistance to the Company in connection with the preparation of annual and interim reports and press releases;

         B. Preparing or assisting the Company in promotion of the company including but not limited to the preparation of brochures, newsletters, announcements and advertisements;

         C. Assisting in the Company's financial public relations and preparation of research reports;

         4. In consideration for the services rendered by the Advisor to the Company pursuant to this Agreement, the Company shall compensate the Advisor as follows:

                  (a) A monthly fee of $10,000 per month payable on the 17th day of March through January, 1998.

                  (b) The Company grants to the Advisor common shares of the Company at the rate of 40,000 shares per month, for the eighth through the twelfth months of the term of this Agreement, or a total of 200,000 shares. The total amount of these shares may be transferred to the Advisor, in advance at any time.

                  (c) Effective March 17, 1997, the Company grants to the Advisor an option to purchase 10,000 of the common shares of the Company, at a price of $1.50 per share. This option must be exercised within 30 days of such effective date.

                  (d) Effective April 17, 1997, the Company grants to the Advisor an option to purchase 10,000 of the common shares of the Company, at a price of $2.00 per share. This option must be exercised within 30 days of such effective date.

                  (e) Effective June 17, 1997, the Company grants the Advisor an option to purchase 10,000 of the common shares of the Company, at a price of $2.50 per share. This option must be exercised within 60 days of such effective date.

                  (f) Effective July 17, 1997, the Company grants to the Advisor an option to purchase 10,000 of the common shares of the Company, at a price of $1.50 per share. This option must be exercised within 60 days of such effective date.

                  (g) The Company agrees to include any shares received by the Advisor pursuant to the exercise of such options (or for fees) in its next succeeding registration statement, at the Company's sole cost and expense.

         5. The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, the Advisor will use and rely on data, material and other information furnished to the Advisor by the Company. The Company acknowledges and agrees that in performing its services under this engagement, the Advisor may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same. Accordingly, the Company expressly agrees that all data, material and other information furnished to the Advisor by the Company shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

         6. The Advisor shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that the Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

         7. (a) This Agreement constitutes the entire Agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein, except that the Company recognizes it owes the Advisor an additional $25,000 under his past agreement.

               (b) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth below or to such other address as either party may hereafter give notice of in accordance with the provisions hereof:

if to the Company:                          Packaging Plus Services, Inc.
                                            20 South Terminal Drive
                                            Plainview, New York 11803
                                            Attn.:  Mr. Richard Altomare

if to the Advisor:                          Mr. Rajiv Vohra
                                            3000 N. E. 51st Street
                                            Lighthouse Point, FL 33064-7861


                  (c) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

                  (d) This Agreement may be executed in any number of counterparts, each of which together shall constitute on one and the same original documents.

                  (e) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

                  (f) The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be first submitted to mediation and, failing satisfactory resolution, may be enforced in the Courts.

         If the foregoing correctly sets forth the understanding between the Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided, at which time this letter shall become a binding contract.

Accepted and Agreed:

                                            /s/ Rajiv Vohra
                                            -----------------
PACKAGING PLUS SERVICES, INC.               Rajiv Vohra




By:   /s/ Richard A. Altomare
      ------------------------------
      Richard A. Altomare, President

                             AMENDMENT TO AGREEMENT

         The Agreement dated as of February 1, 1997 between Mr. Rajiv Vohra (the "Advisor") and Packaging Plus Services, Inc. (the "Company") is hereby amended as follows:

         Paragraph 2 of the Agreement, is amended to read:

         "2. Except as otherwise specified herein, this Agreement shall be effective for seventeen (17) months from the date hereof, until it is terminated by either party upon sixty (60) days written notice received by either the Advisor or the Company."

         Paragraph 4(b) of the Agreement, is amended, in part, to read:

         "4. In consideration for the services rendered by the Advisor to the Company pursuant to this Agreement, the Company shall compensate the Advisor as follows:

         "(b) The Company grants to the Advisor common shares of the Company at the rate of 40,000 shares per month, for the eighth through the seventeenth months of the term of this Agreement, or a total of an additional 200,000 shares for the five additional months of the extended term hereof (in addition to the original 200,000 shares of the Agreement). The total amount of these Shares may be transferred to the Advisor, in advance at any time."

         Paragraph 4(a) is amended by changing the monthly fee to $3,000 per month.

         Paragraphs 4(c), 4(d), 4(e) and 4(f), on the grant of options, are hereby eliminated (the parties will adopt a new option package in the future).

         The amount of $25,000, covering a past agreement, referenced in paragraph 7(a), is hereby eliminated.

         All other terms and conditions of the Agreement continue in effect.

Dated: March 14, 1997


                                                     /s/ Rajiv Vohra
                                                     -----------------
                                                     Rajiv Vohra

Packaging Plus Services, Inc.




By:  /s/ Richard A. Altomare
    --------------------------
    Richard A. Altomare
    President and CEO

                                         AMENDMENT TO AGREEMENT


         The Agreement dated as of February 1, 1997 between Mr. Rajiv Vohra (the "Advisor") and Packaging Plus Services, Inc. (the "Company"), as amended on March 14, 1997, is hereby amended as follows:

         Paragraph 2 of the Agreement, is amended to read:

         "2. Except as otherwise specified herein, this Agreement shall be effective for two years from the date hereof, until it is terminated by either party upon sixty (60) days written notice received by either the Advisor or the Company."

         Paragraph 4(b) of the Agreement, is amended, in part, to read:

         "4. In consideration for the services rendered by the Advisor to the Company pursuant to this Agreement, the Company shall compensate the Advisor as follows:

         "(b) The Company grants to the Advisor common shares of the Company at the rate of 30,000 shares per month, for the eighteenth through the twenty fourth months of the term of this Agreement, or a total of 210,000 shares for the seven additional months of the extended term hereof. The total amount of these Shares may be transferred to the Advisor, in advance at any time."

         Paragraph 4(a) is deleted.

         The following provision is added to the Agreement:

                  "If this Agreement is terminated by the Company, the Advisor will immediately return to the Company the common shares granted herein for each month of the unexpired term of the Agreement, or failing such return of shares, will pay to the Company the then market value of such shares.

                  The Advisor agrees that an action for such shares or the value thereof may be brought by the Company in the Courts of Florida or New York (or any Federal Court located therein), in the Company's discretion, and he agrees and consents to the jurisdiction of such Court over his person and property, and hereby confesses to the entry of a judgment therein against him for such shares or the value thereof."

         All other terms and conditions of the Agreement continue in effect.


Dated: April 24, 1997



                                                     /s/ Rajiv Vohra
                                                     ------------------
                                                     Rajiv Vohra


Packaging Plus Services, Inc.




By:  /s/ Richard A. Altomare
     --------------------------
     Richard A. Altomare
     President and CEO

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





         We consent to the use in this Registration Statement on Form S-8 of our report dated October 9, 1996 relating to the financial statements of Packaging Plus Services, Inc. as of June 30, 1996 and for each of the years in the two year period then ended.







                                                   /s/ Feldman Radin & Co., P.C.
                                                   -----------------------------
                                                   Feldman Radin & Co., P.C.


May 15, 1997
New York, NY